Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and among Jeffrey W. Farrar (the “Executive”), American National Bankshares Inc. (the “Company”), and American National Bank and Trust Company (the “Bank” and together with the Company, the “Employer”), to be effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated July 24, 2023 (the “Merger Agreement”), by and between Atlantic Union Bankshares Corporation and the Company). All capitalized terms that are not defined in this Agreement shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Executive’s employment under the Amended and Restated Employment Agreement, by and among the Executive, the Company, and the Bank, dated March 1, 2022 and as amended from time to time (the “Employment Agreement”) will terminate as of the Effective Time;

WHEREAS, the Employment Agreement provides that, upon such a termination in connection with a change in control, certain severance benefits shall be payable upon the Executive signing and not revoking a general release; and

WHEREAS, Atlantic Union Bankshares Corporation is executing this Agreement to evidence its acceptance of the terms of this Agreement as a successor to the Employer effective as of, and contingent on, the Effective Time.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and effective and contingent upon the occurrence of the Effective Time, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:

1.            Separation Date. The Executive’s employment with the Employer under the Employment Agreement shall terminate effective as of the Effective Time. The date on which the Executive’s employment under the Employment Agreement terminates is referred to in this Agreement as the “Separation Date.” In exchange for complying with the terms of this Agreement, including the execution and nonrevocation of the Release (as defined below), the Executive shall be entitled to receive the Severance Benefit (as defined below) in accordance with Section 3 of this Agreement.

2.	Accrued Amounts and Equity Awards

(a)            The Employer (or its successor) will pay the Executive, to the extent not previously paid, any Accrued Amounts owed to the Executive as of the Separation Date. On and after the Separation Date, the Executive shall be entitled to receive benefits or awards vested, due and owing pursuant to the terms of any other plans, policies, or programs of the Employer, payable when otherwise due.

Separation Agreement

(b)            The Executive’s rights with respect to any restricted stock awards held by the Executive and outstanding at the Effective Time (the “Equity Awards”) shall be governed by the terms of the applicable equity plan and award agreement, and the Merger Agreement.

3.            Severance Benefit and Additional Consideration. Subject to the satisfaction of Section 4 of this Agreement, the Employer (or its successor) will provide for the change in control severance benefits described in Section 6(a) of the Employment Agreement (less any amount of such change in control severance benefits which is paid by the Employer (or an affiliate) prior to the Effective Time (the “Prepaid Severance”)) (the “Severance Benefit”). The Severance Benefit shall be paid no later than thirty (30) days following the Separation Date; provided, that in no event shall the Severance Benefit be paid prior to the date on which the Release becomes effective. Except as specifically provided in Section 2, the Executive shall not be entitled to any additional compensation or benefits from the Employer (or its successor) in connection with the Executive’s employment with the Employer through the Separation Date or termination therefrom.

As additional consideration for Executive’s Release in Paragraph 4 below, the Employer (or its successor) will provide the Executive with a lump sum gross payment of $50,000, which represents consideration for the total death benefit lost on the following split dollar life insurance agreement previously in place between the Executive and Atlantic Union Bank: Union Bank and Trust Split Dollar Life Insurance Agreement dated April 15, 2015. This additional payment shall be paid no later than thirty (30) days following the Separation Date; provided, that in no event shall the it be paid prior to the date on which the Release becomes effective.

4.            Release and Execution. The Employer’s (or its successor’s) obligation to pay or provide the Severance Benefit is conditioned upon the Executive’s execution of this Agreement on or before the Separation Date, and the Executive’s execution of the general release attached hereto as Exhibit A (the “Release”) within forty-five (45) days following the date the first draft of this Agreement, including the Release, are provided to Executive but not earlier than the Separation Date and the Release becoming effective and irrevocable within the period set forth in the Release.

5.            Section 280G. The provisions of Section 6(c) of the Employment Agreement (Potential Limitation of Benefits Under Certain Circumstances) shall remain in effect in accordance with its terms. The Severance Benefit, the accelerated vesting of the Equity Awards previously granted to the Executive, and any other compensation that is subject to section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) constitute payments of compensation contingent upon a “change in control” of the Employer under Code section 280G, or “Parachute Payments.” If the total Parachute Payments are required to be reduced to the “Non-Triggering Amount” (as defined in the Employment Agreement) in accordance with Section 6(c)(iii) of the Employment Agreement, the Executive agrees to promptly repay to the Employer (or its successor) all amounts in excess of the Non-Triggering Amount.

6.            Tax Withholdings. All payments that are made pursuant to this Agreement shall be reduced by withholdings for applicable income and employment taxes.

Separation Agreement

7.            Termination of Employment Agreement; Survival. In addition to Section 6(c) (Potential Limitation of Benefits Under Certain Circumstances), the Employer and the Executive agree that the following provisions of the Employment Agreement shall remain in effect in accordance with their terms, and shall apply to this Agreement as if fully set forth herein: Section 5(g) (Requirements Relating to Prospective Employers); Section 5(i) (Regulatory Requirement); Section 7 (Covenants); Section 8 (Dispute Resolution); Section 9(g) (Clawback); Section 9(h) (Documents); and Section 9(i) (Section 409A Compliance). For the avoidance of doubt, the obligation to repay the Prepaid Severance provided for in the December 2023 amendment to the Employment Agreement shall also remain in effect in accordance with its terms. Except as expressly provided in this Agreement and with respect to definitions used in this Agreement that refer to the corresponding definition from the Employment Agreement, the Employment Agreement shall terminate on the Separation Date.

8.            Entire Agreement; Amendment. This Agreement and the Release contain the entire agreement between the Employer and the Executive with respect to the termination of the Executive’s employment with the Employer. This Agreement and the Release may not be amended, waived, changed, modified, or discharged except by an instrument in writing executed by the Employer (or its successor) and the Executive.

9.            Binding Agreement; Waiver. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Employer and the Employer’s successors. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege.

10.          Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently. If one or more provisions of this Agreement are held to be unenforceable, such provision(s) will be modified to the minimum extent necessary to comply with applicable law and the intent of the parties. The parties agree that any court of competent jurisdiction is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing such unenforceable provision in its entirety and that such modification may include rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or making such other modifications as its deems warranted to carry out the intent and agreement of the parties as embodied herein, to the maximum extent of the law.

11.          Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties agree that any dispute arising under this Agreement shall be brought only in a state or federal court having proper jurisdiction within Virginia. The parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum.

Separation Agreement

12.          Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in counterparts, each of which will be deemed an original, and all of which taken together will constitute one agreement binding on the parties.

13.          Effective Time. This Agreement shall be null and void if the Effective Time does not occur or if the Executive is not employed by the Company or an affiliate as of immediately prior to the Effective Time.

Signature Block on Next Page

Separation Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Agreed and Accepted:

AMERICAN NATIONAL BANKSHARES INC.	ATLANTIC UNION BANKSHARES CORPORATION

/s/ Jeffrey V. Haley	/s/ John C. Asbury
By: Jeffrey V. Haley	By: John C. Asbury
Its: President & CEO	Its: President & Chief Executive Officer
Date: 12/5, 2023	Date: December 1, 2023

AMERICAN NATIONAL BANK AND TRUST COMPANY

/s/ Jeffrey V. Haley
By: Jeffrey V. Haley
Its: President & CEO
Date: 12/5, 2023

EXECUTIVE

/s/ Jeffrey W. Farrar
Date: 4/1, 2024

Exhibit A